Exhibit 8.1

November 9, 2007

Global Ship Lease, Inc.

Fourth Floor

Millbank Business Centre, Millbank Tower

London SW1P 4QP

United Kingdom

Attention: Ian J. Webber, Chief Executive Officer

Re: Global Ship Lease, Inc. Registration Statement of Form F-1

Ladies and Gentlemen:

We have acted as special tax counsel to Global Ship Lease, Inc., a corporation incorporated under the laws of the Marshall Islands (the “Company”) in connection with the initial public offering of its common shares pursuant to a registration statement filed with the Securities Exchange Commission on November 1, 2007 (No. 333-147070) (the “Registration Statement”).

For purposes of this opinion, we have reviewed the Registration Statement and have examined such records, representations, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In this examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party, including the Company, is duly organized and existing under the laws of the applicable jurisdiction of its organization and had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

Additionally, for purposes of this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the U.S. Department of Treasury (the “Regulations”), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time, possibly with retroactive effect. It should also be noted that (as discussed in the Registration Statement) there is no direct legal authority addressing certain of the issues relevant to our opinion. A material change in any of the materials or authorities upon which our opinion is based could affect the conclusions set forth herein. There can be no assurance, moreover, that any opinion expressed herein will be accepted by the Internal Revenue Service, or if challenged, by a court.

Based on the foregoing, we hereby advise you that the discussions of law and legal conclusions contained in the Registration Statement under the captions “Tax Considerations – United States Federal Income Taxation of the Company”, “Tax Considerations – United States Federal Income Taxation of United States Holders”, “Tax Considerations – United States Federal Income Taxation of Non-United States Holders” and “Tax Considerations – Backup Withholding and Information Reporting” constitute our opinion with respect to the matters addressed under these captions (subject to the qualifications contained therein). We further advise you (based, in part, on certain representations made to us by the Company) that, while there are legal uncertainties involved in this determination, we believe that (1) the charters to be entered into by the Company with CMA CGM S.A. should constitute service contracts rather than leases for U.S. federal income tax purposes and (2) as a result, the income from these charters should not constitute passive income and the assets that the Company owns for the production of this income should not constitute assets which produce passive income or which are held for the production of passive income, in each case within the meaning of Section 1297(a) of the Code.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and the regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,